Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated January 29, 2004, relating to our audits of the consolidated balance sheets of Hartville Group, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders’ Equity, and Consolidated Statements of Cash Flows for the years then ended which appears in such Prospectus. We also consent to reference to us under the heading “Experts” in such Prospectus.

Pollard-Kelley Auditing Services, Inc.

/s/ Terance L. Kelley

Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio

April 19, 2004